                                                                      (d)(24)(I)

                                   SCHEDULE A

                                     TO THE

                          EXPENSE LIMITATION AGREEMENT

                               ING PARTNERS, INC.

                            OPERATING EXPENSE LIMITS

                                                 MAXIMUM OPERATING EXPENSE LIMIT
FUND*                                        (AS A PERCENTAGE OF AVERAGE NET ASSETS)
----                                      ---------------------------------------------
                                          ADVISER CLASS   INITIAL CLASS   SERVICE CLASS
                                          -------------   -------------   -------------
ING Baron Asset Portfolio
Initial Term Expires May 1, 2007              1.55%           1.05%           1.30%

ING Lord Abbett U.S. Government
Securities Portfolio
Initial Term Expires May 1, 2007              1.22%           0.72%           0.97%

ING Neuberger Berman Partners Portfolio
Initial Term Expires May 1, 2007              1.17%           0.67%           0.92%

ING Neuberger Berman Regency Portfolio
Initial Term Expires May 1, 2007              1.38%           0.88%           1.13%

ING Pioneer High Yield Portfolio
Initial Term Expires May 1, 2007              1.25%           0.75%           1.00%

ING Templeton Foreign Equity Portfolio
Initial Term Expires May 1, 2007              1.48%           0.98%           1.23%

                                                                              HE

                                                                              HE

* This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.